Exhibit 99.2

Canada Southern Petroleum Ltd.

News Release

CANADA SOUTHERN PETROLEUM LTD. ANNOUNCES

NOTICE OF CONVERSION TO WORKING INTEREST AT

KOTANEELEE AND PROPOSED DRILLING OF DEVELOPMENT WELL

CALGARY, Alberta, April 30, 2004 -- Canada Southern Petroleum Ltd. (NASDAQ/Pacific: CSPLF; Toronto/Boston: CSW) today announced two important developments respecting the Company's interests in the Kotaneelee producing gas field and undeveloped acreage at Kotaneelee in the Yukon Territory.

First, Canada Southern has served notice on the operator and the other working interest owners in the Kotaneelee field that Canada Southern will convert from a 30.67% carried interest in Block A, which includes the producing Kotaneelee gas field, to a 30.67% working interest effective May 1, 2004.  Second, Canada Southern has been advised that the operator of the Kotaneelee field has served the working interest owners in such field with a notice of independent operations proposing to drill a development well in the third quarter of this year. Upon Canada Southern’s conversion, the operator will be required to serve Canada Southern the same notice of independent operations. The operator has estimated that the gross costs to drill, complete and equip the proposed well will be approximately $20 million (Cdn.) and that the well’s drilling and completion will take approximately 6 months.  Canada Southern has been advised that if this proposed well is successful, production would not likely start until early next year.

Canada Southern has been advised that holders of a significant working interest in the Kotaneelee field will not be participating in the proposed well.  Canada Southern is currently reviewing its participation options regarding this well.  No assurances can be given that the remaining working interest owners will proceed with the proposed well or, if the well is proceeded with, whether Canada Southern will participate.

Canada Southern Petroleum Ltd. is an independent energy company based in Calgary, Alberta, Canada. The Company is engaged in oil and gas exploration and development, with its primary interests in producing properties in the Yukon Territory and British Columbia, Canada. The Company’s limited voting shares are traded on the NASDAQ SmallCap Market and the Pacific Exchange, Inc. under the symbol “CSPLF,” and on the Boston Stock Exchange and the Toronto Stock Exchange under the symbol “CSW.” The Company has 14,417,770 shares outstanding.

Any statements in this release that are not historical in nature are intended to be, and are hereby identified as "forward-looking statements" for purposes of the "Safe Harbor Statement" under the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. Among these risks and uncertainties are uncertainties as to the costs, pricing and production levels from the properties in which the Company has interests, the extent of the recoverable reserves at those properties, and the significant costs associated with the exploration and development of the properties in which the Company has interests, particularly the Kotaneelee field. The Company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.

For further information contact: Randy Denecky, Chief Financial Officer, at (403) 269-7741.